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                                                                    EXHIBIT 99.5
                        WARRANT AND GUARANTEE AGREEMENT
                        -------------------------------

          This Warrant and Guarantee Agreement (this "Agreement"), is entered into this 28th day of November, 2000, by and between Hines Horticulture, Inc., a Delaware corporation and successor by merger to Hines Holdings, Inc. (the "Company"), Hines Nurseries, Inc, a California corporation formerly known as Hines Horticulture, Inc. and wholly owned subsidiary of the Company ("Subsidiary") and Madison Dearborn Capital Partners, L.P. ("MDP").

          WHEREAS, Subsidiary has proposed to enter into an amendment to that certain Amended and Restated Credit Agreement (as amended by the First Amendment to Credit Agreement dated as of March 3, 2000, the "Credit Agreement") dated as of June 26, 1998, among the Borrowers, the lenders listed therein, Bank of America, N.A., as Syndication Agent, Harris Trust and Savings Bank, as Documentation Agent, Deutsche Bank Canada, as Canadian Agent, and Bankers Trust Company, as Administrative Agent (the "Second Amendment").

          WHEREAS, MDP has agreed to provide a guarantee with respect to certain amounts borrowed under the Credit Agreement as amended by the Second Amendment (the "Guarantee") in exchange for $600,000 in cash, to be paid by Subsidiary, and warrants (the "Warrants") to initially purchase 440,000 shares of the Company's Common Stock, par value $.01 per share ("Common Stock").

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Exchange of Cash, Warrants and Guarantee. On the terms and conditions set forth in this Agreement, on the date hereof, (i) Subsidiary agrees to pay to MDP $600,000 by wire transfer in immediately available funds, (ii) the Company hereby agrees to issue to MDP the Warrants having such terms and conditions as substantially set forth in the form of stock purchase warrant attached hereto as Exhibit A (the "Stock Purchase Warrant"), and (iii) MDP hereby agrees to enter into an agreement with respect to the Guarantee substantially in the form attached hereto as Exhibit B (the "Guarantee Agreement").

     2. Representations and Warranties. Each of the Company, Subsidiary and MDP represents with respect to itself that it has the full power, capacity and authority to enter into this Agreement and to perform its obligations hereunder, and that this Agreement is a valid and binding obligation enforceable in accordance with its terms.

     3. Successors and Assigns. Each party agrees that it will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any right or obligation under this Agreement. Any purported assignment, transfer or delegation in violation of this Section 3 shall be null and void. Subject to the foregoing limits on assignment and delegation and except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legatees, executors, administrators, assignees and legal successors.


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     4.   Amendments and Waivers.  Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, Subsidiary and MDP. Any amendment or waiver so effected shall be binding upon the Company, Subsidiary and MDP.

     5. Counterparts. This Agreement may be executed in any number of counterparts, and all of such counterparts together will be deemed one instrument.

     6. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

     7. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     8. Notices. Any and all notices, acceptances, statements and other communications in connection herewith shall be in writing, delivered personally, by facsimile or certified mail, return receipt requested.

     9. Entire Agreement. This Agreement, the Stock Purchase Warrant and the Guarantee Agreement constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.

     10. Severability of this Agreement. In case any provision of this Agreement shall be invalid or unenforceable, the validity, legality and enforceability of the remaining shall not in any way be affected or impaired thereby.

                              *     *     *     *

                                       2
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   IN WITNESS WHEREOF, there parties hereto have executed this Agreement as of the date written above.

                              HINES HORTICULTURE, INC.


                              By:   /s/ Claudia M. Pieropan
                                    ------------------------------------
                                    Claudia M. Pieropan
                                    Chief Financial Officer and Secretary


                              HINES NURSERIES, INC.


                              By:   /s/ Claudia M. Pieropan
                                    ------------------------------------
                                    Claudia M. Pieropan
                                    Chief Financial Officer and Secretary


                              MADISON DEARBORN CAPITAL PARTNERS, L.P.

                              By:   Madison Dearborn Partners, L.P.,
                                    its General Partner

                              By:   Madison Dearborn Partners, Inc.,
                                    its General Partner


                              By:   /s/ Paul R. Wood
                                    ------------------------------------
                                    Paul R. Wood
                                    Managing Director


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                                                                       EXHIBIT A

                             STOCK PURCHASE WARRANT

                                                                       EXHIBIT B

                              GUARANTEE AGREEMENT